Exhibit 5.1

March 30, 2020

Taronis Technologies, Inc.

300 W. Clarendon Ave, #230

Phoenix, Arizona 85013

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made herein to the Registration Statement on Form S-3 (File No. 333-230854) (as amended or supplemented, the “Registration Statement”) filed on April 12, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Taronis Technologies, Inc., a Delaware corporation (the “Company”), of up to $100,000,000 of any combination of securities of the types specified therein, that was declared effective by the Commission on April 24, 2019. I am delivering this opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated March 30, 2020 to be filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of $1,440,027.78 of shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) covered by the Registration Statement. I understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

I have reviewed such documents and made such examination of law as I have deemed appropriate to give the opinions set forth below. I have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Based on the foregoing, I am of the opinion that:

1. The Shares have been duly authorized and, upon issuance and delivery First Choice International Company, Inc. (“First Choice”) against the satisfaction of indebtedness owed by the Company to First Choice in accordance with the terms of the Securities Settlement Agreement dated as of March 27, 2020 among the Company and First Choice (the “SSA”), the Shares will be validly issued, fully paid and non-assessable.

I express no opinion as to the validity, binding effect or enforceability of any provision in the SSA to the extent it relates to the choice of forum for resolving disputes.

I hereby consent to the filing by you of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the reference to me under the caption “Legal Matters” in the Prospectus Supplement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Tyler B. Wilson, Esq.
CFO & General Counsel
Taronis Technologies, Inc.